Exhibit (4) (q)

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

RETURN OF PURCHASE PAYMENT DEATH BENEFIT ENDORSEMENT

This Endorsement is a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

Capitalized terms within this Endorsement that are not defined in this Endorsement are defined or otherwise described in the Contract to which this Endorsement is attached, including any endorsements or other riders attached to such Contract.

This Endorsement replaces the “AMOUNT OF DEATH BENEFIT” and “SPOUSAL BENEFICIARY CONTINUATION” provisions and adds “WITHDRAWAL ADJUSTMENTS” under the “DEATH BENEFIT PROVISIONS” section in the Contract.

TABLE OF CONTENTS

Definitions	Page 1
Endorsement Data Page	Page 2
Amount of Death Benefit	Page 3
Spousal Beneficiary Continuation	Page 3
Withdrawal Adjustments	Page 4

DEFINITIONS

For the purposes of this Endorsement, the following Definitions apply:

MAXIMUM ANNUAL WITHDRAWAL AMOUNT

Maximum Annual Withdrawal Amount refers to guaranteed Withdrawals applicable only if You have elected an optional guaranteed living benefit and have not terminated the benefit under this Contract.

NET PURCHASE PAYMENT(S)

Net Purchase Payment(s) are the sum of all Purchase Payment(s), reduced for each Withdrawal in the same proportion that the Contract Value is reduced by each such Withdrawal.

WITHDRAWAL ADJUSTMENTS

Withdrawal Adjustments refer to the term used to calculate how the amount of the Death Benefit will be adjusted for Withdrawals depending on the amount of the Withdrawal and whether a guaranteed living benefit is elected and has not been terminated.

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ENDORSEMENT DATA PAGE

EFFECTIVE DATE:	[Contract Date]ß1

MAXIMUM ISSUE AGE:	[85]ß2

PURCHASE PAYMENT AGE LIMIT:	[85]ß3

PURCHASE PAYMENT RESTRICTION (if a guaranteed living benefit is elected):	[Purchase Payments received on or after the [1st] [Contract Anniversary] will not be accepted into the Contract.]ß4

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AMOUNT OF DEATH BENEFIT

Upon Your death, We will pay a Death Benefit to the Beneficiary upon Our receiving all Required Documentation. The Death Benefit calculation is different depending on whether a guaranteed living benefit has been elected and if the benefit has been terminated.

If You did not elect a guaranteed living benefit, We will calculate the Death Benefit as the greater of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.	Net Purchase Payment(s) received, up to the Purchase Payment Age Limit shown on the Endorsement Data Page.

If You elected a guaranteed living benefit, We will calculate the Death Benefit as the greater of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.	Purchase Payment(s), subject to the Purchase Payment Restriction and Purchase Payment Age Limit shown on the Endorsement Data Page, reduced by (a) or (b) as follows:

(a)	any Withdrawal Adjustments if the benefit has not been terminated; or

(b)	any Withdrawal Adjustments prior to the date the benefit is terminated, and further reduced by any Withdrawals occurring on and after the date the benefit is terminated, in the same proportion that each such Withdrawal reduces the Contract Value.

SPOUSAL BENEFICIARY CONTINUATION

If eligible, the Spousal Beneficiary (“Continuing Spouse”) may elect to continue the Contract. On the Continuation Date, We will contribute to the Contract Value an amount by which the Death Benefit that would have been paid to the Spousal Beneficiary exceeds the Contract Value, if any, as of the Business Day during which We receive all Required Documentation. When applicable, this amount is not considered a Purchase Payment except in the calculation of certain death benefits upon the death of the Spousal Beneficiary. If this option is elected, no death benefit is paid out to the Spousal Beneficiary on the Continuation Date.

If the Spousal Beneficiary continues the Contract, the Death Benefit calculation is different depending on whether a guaranteed living benefit has been elected and if the benefit has been terminated. Upon the Spousal Beneficiary’s death, We will pay a Death Benefit to the Beneficiary upon Our receipt of all Required Documentation.

If the Spousal Beneficiary was Age 85 or younger on the Continuation Date, and if the Owner did not elect a guaranteed living benefit, We will calculate the Death Benefit as the greater of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.	The Contract Value on the Continuation Date, plus Purchase Payment(s) received since the Continuation Date, up to the Purchase Payment Age Limit shown on the Endorsement Data Page, and further reduced by any Withdrawals after the Continuation Date in the same proportion that each such Withdrawal reduces the Contract Value.

If the Spousal Beneficiary was Age 85 or younger on the Continuation Date, and if the Owner elected a guaranteed living benefit, We will calculate the Death Benefit as the greater of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

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2.	The Contract Value on the Continuation Date reduced by (a) or (b):

(a)	any Withdrawal Adjustments after the Continuation Date if the benefit has not been terminated; or

(b)	any Withdrawal Adjustments after the Continuation Date and prior to the date the benefit is terminated, and further reduced by any Withdrawals after the Continuation Date and on and after the date the benefit is terminated in the same proportion that each such Withdrawal reduces the Contract Value.

If the Spousal Beneficiary was Age 86 or older on the Continuation Date, the amount of the Death Benefit is the Contract Value on the Business Day during which We receive all Required Documentation.

WITHDRAWAL ADJUSTMENTS

If a guaranteed living benefit is elected and the benefit has not been terminated, the amount of the Death Benefit will be adjusted for Withdrawals as follows:

a.	If the current Contract Year’s cumulative Withdrawals, including the current Withdrawal, are taken prior to Your 81st birthday and are less than or equal to the Maximum Annual Withdrawal Amount, the amount of adjustment will be the amount of each Withdrawal; or

b.	If the current Contract Year’s cumulative Withdrawals, including the current Withdrawal, are taken on and/or after Your 81st birthday, the amount of adjustment is equal to the proportion that the amount of each Withdrawal in excess of the Maximum Annual Withdrawal Amount reduces the Contract Value.

c.	If the current Contract Year’s cumulative Withdrawals are in excess of the Maximum Annual Withdrawal Amount, the amount of adjustment is equal to the proportion that the amount of each Withdrawal in excess of the Maximum Annual Withdrawal Amount reduces the Contract Value.

Signed for the Company to be effective on the Contract Date.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

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